                                                                    Exhibit 99.1


                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN


                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                           TO ACCOMPANY 1996 FORM 5500
                     ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                               UNDER ERISA OF 1974

                 for the years ended December 31, 1996 and 1995

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                 Page
                                                                                                                 ----

Report of Independent Accountants.............................................................................      3

Financial Statements:

   Statements of Net Assets Available for Plan Benefits as of December 31, 1996 and 1995......................      4

   Statement of Changes in Net Assets Available for Plan Benefits, with Fund Information for the
      Year Ended December 31, 1996............................................................................      5

   Notes to Financial Statements..............................................................................    6-9

Supplemental Schedules:

   Line 27(a) - Schedule of Assets Held for Investment Purposes, December 31, 1996............................     10

   Line 27(d) - Schedule of Reportable Transactions for the Year Ended December 31, 1996......................     11



Certain supplemental schedules required by the regulations of the Employee Retirement Income Security Act of 1974 have been omitted for the reason that they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Retirement Savings Plan Committee of the Genzyme Corporation Retirement Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Genzyme Corporation Retirement Savings Plan as of December 31, 1996 and 1995 and the related statement of changes in net assets available for plan benefits, with fund information for the year ended December 31, 1996. We previously audited and reported on the statement of changes in net assets available for plan benefits, with fund information for the year ended December 31, 1995, which condensed statement is presented for comparative purposes. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Corporation Retirement Savings Plan as of December 31, 1996 and 1995, and the changes in its net assets available for plan benefits for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 4 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedule and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


The schedule of reportable transactions that accompany the Plan's financial statements do not disclose the historical cost of certain plan assets held by the plan trustee. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.





Boston, Massachusetts

May 29, 1997

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                             December 31,
                                                      --------------------------
                                                          1996          1995
                                                      -----------    -----------
      ASSETS
Investments at market value (Notes A and B):
    American Express Trust Income Fund ...........    $ 3,749,726    $ 3,798,662
    Fidelity Investment Grade Bond Fund ..........        599,574             --
    Fidelity Low Priced Stock Fund ...............      3,620,524             --
    Fidelity Magellan Fund .......................     13,343,715      9,991,497
    Fidelity Puritan Fund ........................      9,583,748      7,254,378
    Genzyme General Division Stock Fund ..........      3,842,594      4,429,872
    Genzyme Tissue Repair Division Stock Fund ....        172,560             --
    Participant Loan Fund ........................      1,316,239        963,790
                                                      -----------    -----------
       Total investments .........................     36,228,680     26,438,199
Cash and cash equivalents ........................         53,641         29,237
Receivables:
    Employer contribution ........................        313,466        226,433
    Employee contributions .......................         56,177        286,135
    Accrued interest .............................          3,500            349
    Loan repayments ..............................          1,580         15,547
                                                      -----------    -----------
       Total receivables .........................        374,723        528,464
                                                      -----------    -----------
         Total assets ............................     36,657,044     26,995,900
                                                      -----------    -----------
Net assets available for plan benefits (Note E) ..    $36,657,044    $26,995,900
                                                      ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                                         GENZYME CORPORATION
                                                       RETIREMENT SAVINGS PLAN

                       STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                                for the year ended December 31, 1996
                                   (with comparative totals for the year ended December 31, 1995)

                                                                    Fund Information
                             ----------------------------------------------------------------------------------------------
                               American     Fidelity    Fidelity                                    Genzyme      Genzyme
                               Express     Investment     Low                                       General       Tissue
                                Trust        Grade       Priced        Fidelity      Fidelity      Division       Repair
                               Income        Bond        Stock         Magellan      Puritan         Stock        Stock
                                Fund         Fund         Fund           Fund          Fund          Fund         Fund
                             -----------   ---------   -----------   ------------   -----------   -----------   ---------
Additions:
   Employer contributions    $    67,241   $  20,692   $   103,631   $    325,574   $   173,339   $   156,532   $ 166,386
   Employee contributions        551,435     186,726     1,053,483      2,718,975     1,538,784       761,340          --
   Rollovers (Note A)            166,180     109,621       232,857        489,753       430,421       224,951          --
   Investment income               1,061      23,288       253,723      1,839,119       916,775         1,503         140
   Net appreciation
   (depreciation) in market
    value of investments         222,341       1,761       268,193       (478,519)      159,460    (1,414,174)   (163,455)
                             -----------   ---------   -----------   ------------   -----------   -----------   ---------
       Total additions         1,008,258     342,088     1,911,887      4,894,902     3,218,779      (269,848)      3,071

Deductions:
   Benefit payments and
     withdrawals                (183,486)     (8,355)      (94,511)      (616,688)     (382,273)     (203,358)     (4,144)
                             -----------   ---------   -----------   ------------   -----------   -----------   ---------
     Total deductions           (183,486)     (8,355)      (94,511)      (616,688)     (382,273)     (203,358)     (4,144)

Net increase prior to
 interfund transfers             824,772     333,733     1,817,376      4,278,214     2,836,506      (473,206)     (1,073)
Interfund transfers             (918,594)    277,343     1,850,428     (1,040,996)     (589,529)     (138,398)    252,119
                             -----------   ---------   -----------   ------------   -----------   -----------   ---------
Net increase                     (93,822)    611,076     3,667,804      3,237,218     2,246,977      (611,604)    251,046

Net assets available for
 plan benefits at
 beginning of year             3,891,858          --            --     10,218,647     7,405,515     4,516,090          --
                             -----------   ---------   -----------   ------------   -----------   -----------   ---------
Net assets available for
 plan benefits at end of
 year                        $ 3,798,036   $ 611,076   $ 3,667,804   $ 13,455,865   $ 9,652,492   $ 3,904,486   $ 251,046
                             ===========   =========   ===========   ============   ===========   ===========   =========
                               Fund
                            Information              Total
                            ------------   ---------------------------

                             Participant
                              Loan Fund        1996           1995
                             -----------   ------------   ------------
Additions:
   Employer contributions    $        --   $  1,013,395   $    753,882
   Employee contributions             --      6,810,743      4,644,746
   Rollovers (Note A)                 --      1,653,783      1,657,931
   Investment income              82,381      3,117,990        988,479
   Net appreciation
   (depreciation) in market
    value of investments              --     (1,404,393)     4,694,308
                             -----------   ------------   ------------
       Total additions            82,381     11,191,518     12,739,346

Deductions:
   Benefit payments and
     withdrawals                 (37,559)    (1,530,374)    (1,187,180)
                             -----------   ------------   ------------
     Total deductions            (37,559)    (1,530,374)    (1,187,180)

Net increase prior to
 interfund transfers              44,822      9,661,144     11,552,166
Interfund transfers              307,627             --             --
                             -----------   ------------   ------------
Net increase                     352,449      9,661,144     11,552,166

Net assets available for
 plan benefits at
 beginning of year               963,790     26,995,900     15,443,734
                             -----------   ------------   ------------
Net assets available for
 plan benefits at end of
 year                        $ 1,316,239   $ 36,657,044   $ 26,995,900
                             ===========   ============   ============


    The accompanying notes are an integral part of the financial statements.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.   PLAN DESCRIPTION:

     The following description of the Genzyme Corporation Retirement Savings Plan (the "Plan") provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

     GENERAL


     The Plan, a defined contribution plan pursuant to the authorization of the Board of Directors of Genzyme Corporation ("Genzyme" or the "Company"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of all Genzyme's wholly-owned United States subsidiaries are eligible to participate in the Plan, with the exception of Deknatel Snowden Pencer, Inc. ("DSP"), an entity acquired by Genzyme during 1996, which has its own retirement plans that are still active. The Company expects to integrate the DSP plans into the Plan during 1997. As of December 31, 1996, all consolidated subsidiaries of Genzyme Corporation were 100% owned by the Corporation therefore making the Plan a plan for a controlled group of corporations. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan Administrator is the Retirement Savings Plan Committee of the Genzyme Corporation Retirement Savings Plan.


     INVESTMENT OPTIONS

     At December 31, 1996, Participants may direct contributions into any of seven investment fund alternatives. The options are as follows:


          The Genzyme General Division Stock Fund is currently invested solely in shares of common stock of Genzyme General Division Common Stock ("Genzyme General Stock"). Amounts contributed to the Genzyme Stock Fund may be invested in other short-term investments pending the purchase of Genzyme General Stock. The Plan held 176,671 and 142,040 shares of Genzyme General Stock with market values of $3,842,594 and $4,429,872, and historical cost of $3,556,946 and $2,624,171 at
          December 31, 1996 and 1995, respectively.

          The Genzyme Tissue Repair Division Stock Fund is currently invested solely in shares of common stock of Genzyme Tissue Repair Division Common Stock ("GTR Stock"). This fund is available as an investment option of the company match only. Amounts contributed to the Genzyme Tissue Repair Division Stock Fund may be invested in other short-term investments pending the purchase of GTR stock. The Plan began offering the GTR Stock as an investment alternative as of January 1, 1996. At December 31, 1996, the Plan held 24,219 shares of GTR Stock with a market value of $172,560, and historical cost of $326,602.

          The American Express Trust Income Fund is a common/collective trust that invests principally in guaranteed investment contracts. The American Express Trust Income Fund was invested in 88,301 and 95,278 shares of the American Express Fund with market values of $3,749,726 and $3,798,662, and historical cost of $3,422,326 and $3,623,048 at
          December 31, 1996 and 1995, respectively.

          The Fidelity Puritan Fund is a mutual fund managed by Fidelity Investments, holding both stocks and bonds. The investment objective emphasizes income and stability. The Fidelity Puritan Fund was invested in 555,902 and 426,472 shares of the Puritan Fund with market values of $9,583,748 and $7,254,378, and historical cost of $8,901,650 and $6,653,456 at December 31, 1996 and 1995, respectively.

          The Fidelity Magellan Fund is a mutual fund managed by Fidelity Investments, holding both stocks and bonds. The investment objective emphasizes long-term appreciation. The Fidelity Magellan Fund was invested in 165,452 and 116,207 shares of the Magellan Fund with market values of $13,343,715 and $9,991,497, and historical cost of $12,302,773 and $8,445,771 at December 31, 1996 and 1995,
          respectively.

          The Fidelity Investment Grade Bond Fund is a mutual fund managed by Fidelity Investments. The fund invests at least 80% of its assets in debt securities of all types. The balance of assets may be invested in preferred stocks. The plan began offering the Grade Bond Fund to Plan participants as of January 1, 1996. The Fidelity Investment Grade Bond Fund was invested in 84,210 shares of the Grade Bond Fund with a market value of $599,574, and historical cost of $597,763 at December 31, 1996.

          The Fidelity Low Priced Stock Fund is a mutual fund managed by Fidelity Investments, holding aggressive "small-cap" equities. The plan began offering the Low Priced Stock Fund to Plan participants as of January 1, 1996. The Fidelity Low Priced Stock Fund was invested in 169,580 shares of the Low Priced Stock Fund with a market value of $3,620,524, and historical cost of $3,356,680 at December 31, 1996.

     The American Express Trust Income Fund, the Fidelity Puritan Fund, the Fidelity Magellan Fund, the Fidelity Low Priced Stock Fund and the Genzyme General Division Stock Fund are each greater than 5% of the Plan's net assets.


     EMPLOYEE CONTRIBUTIONS

     The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18.75% or a maximum of $9,500 of their compensation contributed on a pre-tax basis to the Plan each year on their behalf.

     A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code (the "Code") if the Participant is considered to be a highly compensated employee within the meaning of the Code.

     EMPLOYER CONTRIBUTIONS

     Genzyme makes contributions to the Plan on behalf of a Participant for each quarter in an amount equal to at least 25% of the Participant's contribution through salary reductions in that quarter; however, employer matching contributions will not be made for contributions that exceed, in the aggregate, 5% of the Participant's annual compensation. Certain employees of one subsidiary are limited to 4% of annual compensation. Genzyme's contributions amounted to $1,013,395 and $753,882 for the years ended December 31, 1996 and 1995, respectively.

     Eligible Participants may invest their contributions in any fund or funds in increments determined at their own discretion. Employer contributions are invested as directed by the Participants. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the American Express Trust Income Fund.

     VESTING

     Participants have a 100% non-forfeitable interest in both employee and employer contributions at all times. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of the Participant's death, is entitled to receive the full amount in the Participant's account.

     BENEFITS

     Distributions upon retirement at age 65 or later, or death, are either made in a lump-sum payment or installments. If the benefits are distributed in installments, the installments may not extend over a period of time longer than the life expectancy of the Participant or, if longer, the joint and last survivor life expectancy of the Participant and designated beneficiary. Distributions upon termination are made in lump-sum payments.

     Changes in allocation of future investments and reallocation of account balances among investment funds are permitted as of the last day of each quarter of the Plan year. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined, unless the Participant requesting such withdrawal has attained age 59 1/2. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These investments are classified as "rollovers."

     LOANS

     Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant, or $50,000; and must be at least $1,000. A Participant may not obtain a loan unless the Plan Administrator approves the transaction. All loans bear interest determined by the Plan Administrator at the time of the loan. At December 31, 1996, the loans bear interest rates between 6% and 9% and mature through June 2016. A written repayment schedule specifies the date and payment amount necessary to amortize the loan.



B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.

     INVESTMENT VALUATION AND INCOME RECOGNITION

     Investments in the Fidelity Investment Grade Bond Fund, Fidelity Low Priced Stock Fund, Fidelity Magellan Fund, Fidelity Puritan Fund, Genzyme General Division Stock Fund and the Genzyme Tissue Repair Division Stock Fund are stated at market value, based on quoted market prices in an active market on the last business day of the plan year. The American Express Trust Income Fund investments are stated at net asset value prices as reported by the American Express Trust Company Collective Investment Fund. Participant loans are valued at cost which approximates fair value.

     The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Security transactions are accounted for on the trade date. Gain or loss on sales of investments is based on average cost.

     INVESTMENT INCOME

     Dividend and interest income are recorded as of the payable date. Interest income is recorded as earned on the accrual basis.

     CONTRIBUTIONS AND BENEFIT PAYMENTS

     Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

     USE OF ESTIMATES

     The preparation of the plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES

     The plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

C.   ADMINISTRATION FEES

     Administration fees associated with the Plan are paid by Genzyme and were approximately $224,000 and $134,000 in 1996 and 1995, respectively.

D.   QUALIFICATION UNDER THE INTERNAL REVENUE CODE

     The Internal Revenue Service has determined and informed the Company by a letter dated May 25, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

E.   AMENDMENT OR TERMINATION

     Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the nonforfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to plan provisions permitting payment of fees an expenses). No merger, consolidation, or transfers of assets or liabilities of the Plan may reduce any Participant's interest accrued to the date of the merger, consolidation, or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participants' rights to benefits will remain fully vested.

F.   SUBSEQUENT EVENTS

     Effective April 1, 1997, the Plan changed its administrator and trustee.


     The Plan changed the frequency of the Company match which is now deposited bi-weekly or semi-monthly based on regular pay, rather than on a quarterly basis.


     Two new investment options were added to the Plan. These consist of a fixed income fund (CIGNA Guaranteed Income Fund) and an international investment fund (Templeton Foreign Account). The Plan held no shares of these new investment options as of December 31, 1996. Additionally, certain investment options were replaced with new investment options, both the American Express Trust Income Fund and the Fidelity Investment Grade Bond Fund were replaced by the CIGNA Guaranteed Securities Separate Fund;

     the Fidelity Magellan Fund was replaced by the CIGNA Stock Market Index Fund. The Fidelity Low Priced Stock Fund was replaced with the PBHG Growth Fund; and the Fidelity Puritan Fund remains an investment option in the Plan.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

          LINE 27(a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1996

                                                                                                   Historical        Market
Identity of Issue                           Description of Investment                    Shares       Cost            Value
------------------------------------------  ---------------------------------------    ---------   ----------    -------------

American Express Trust Income Fund          Guaranteed Collective Income Fund            88,301    $ 3,422,326    $ 3,749,726

Fidelity Investment Grade Bond Fund         Conservative Bond Fund                       84,210        597,763        599,574

Fidelity Low Priced Stock Fund              Aggressive "Small Cap" Equity Fund          169,580      3,356,680      3,620,524

Fidelity Magellan Fund                      Aggressive Equity Fund                      165,452     12,302,773     13,343,715

Fidelity Puritan Fund                       Balanced Equity Fund                        555,902      8,901,650      9,583,748

*Genzyme General Division Stock Fund        Common Stock                                176,671      3,556,946      3,842,594

*Genzyme Tissue Repair Division Stock Fund  Common Stock                                 24,219        326,602        172,560

*Participant Loan Fund                      Loans with interest rates between 6%                     1,316,239      1,316,239
                                            and 9% maturing through June 2016                      -----------    -----------
                                                                                                   $33,780,979    $36,228,680
                                                                                                   ===========    ===========



 * Denotes party-in-interest.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                 LINE 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                      for the year ended December 31, 1996


                                                                       Historical    Current Value                 Number of
                                             Purchase        Selling    Cost of       at Date of        Gain       Transactions
Description of Assets                          Price          Price      Assets       Transaction       (Loss)     in the Series
------------------------------------------  ----------      ---------  ---------     -------------    ---------    -------------
Series of transactions in excess of 5% of the current value of plan assets at the beginning of the plan year:

   American Express Trust Income Fund       $1,107,948       $863,585     **         $  863,585          **             24

   Fidelity Puritan Fund                     2,861,602        691,606                   691,606                         60

   Fidelity Magellan Fund                    4,724,086        894,225                   894,225                         61

   Fidelity Investment Grade Bond Fund         603,834          6,021                     6,021                         68

   Fidelity Low Priced Stock Fund            3,434,179         81,849                    81,849                         61

   Genzyme General Division Stock Fund       1,099,218        272,323                   272,323                         36

   Genzyme Tissue Repair Division Stock Fund   354,510         18,496                    18,496                         17

Single transaction in excess of 5% of the current value of plan assets at the beginning of the plan year:

   Fidelity Magellan Fund                   $1,329,466            N/A     **         $1,329,466          **


** Historical cost and gain/(loss) information not provided.